Exhibit (l)(16)

PURCHASE AGREEMENT

Alternative Risk Premia Portfolio

The Glenmede Fund, Inc., a Maryland corporation (the “Company”), and The Glenmede Corporation a Pennsylvania corporation (“Glenmede”), hereby agree with each other as follows:

1. The Company hereby offers Glenmede and Glenmede hereby purchases two hundred thousand (200,000) shares (the “Shares”) of the Company’s Alternative Risk Premia Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede of funds in the total amount of $2,000,000 in full payment for such Shares.

2. Glenmede represents and warrants to the Company that each Share is being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 19th day of December 2018.

THE GLENMEDE FUND, INC.
ATTEST:

/s/ Kimberly C. Osborne		/s/ Mary Ann B. Wirts
By:	Kimberly C. Osborne	By:	Mary Ann B. Wirts
Title:	Executive Vice President	Title:	President

THE GLENMEDE CORPORATION
ATTEST:

/s/ Lisa C. Caio		/s/ Peter Zuleba
By:	Lisa C. Caio	By:	Peter Zuleba
Title:	Treasurer	Title:	Managing Director